Prospectus Supplement No. 5 Filed Pursuant to Rule 424(b)(3)
(to Prospectus dated April 28, 2022)
Registration Statement No. 333-264374

Prospectus Supplement No. 5 Filed Pursuant to Rule 424(b)(3)

(to Prospectus dated April 28, 2022)

Registration Statement No. 333-259446
Prospectus Supplement No. 5 Filed Pursuant to Rule 424(b)(3)
(to Prospectus dated April 28, 2022)
Registration Statement No. 333-256137

Airspan Networks Holdings Inc.

Up to 12,045,000 Shares of Common Stock

and

Up to 72,934,201 Shares of Common Stock and

Up to 7,358,078 Warrants to Purchase Common Stock

Offered By the Selling Securityholders

9,000,000 Shares of Common Stock Underlying 9,000,000 Warrants

This prospectus supplement (“Prospectus Supplement”) further updates, amends and supplements (i) the prospectus dated April 28, 2022 (the “Prospectus”), which forms a part of our registration statements on Form S-1, File Nos. 333-259446 and 333-264374, relating to the issuance of up to 12,045,000 shares of our common stock, par value $0.0001 per share (“Common Stock”), consisting of (a) 11,500,000 shares of our Common Stock issuable upon exercise of a like number of warrants to purchase our Common Stock at an exercise price of $11.50 per share originally issued as part of units in our initial public offering and (b) 545,000 shares of our Common Stock issuable upon exercise of a like number of warrants (the “Private Placement Warrants”) to purchase our Common Stock at an exercise price of $11.50 per share originally issued as part of units sold in a private placement in connection with our initial public offering, as well as the offer and sale, from time to time, by the selling securityholders named in the Prospectus, or any of their pledgees, donees, assignees and successors-in-interest (“permitted transferees” and, collectively with such selling securityholders, the “Selling Securityholders”), of (a) up to an aggregate of 7,500,000 shares of our Common Stock that were issued to certain investors in connection with the sale of shares for a purchase price of $10.00 per share in a private placement immediately prior to the closing of our business combination agreement, (b) up to an aggregate of 2,750,000 shares initially purchased by New Beginnings Sponsor, LLC, a Delaware limited liability company, in a private placement in September 2020, (c) up to an aggregate of 45,496,960 shares of our Common Stock otherwise held by the Selling Securityholders, (d) up to an aggregate of 100,000 shares of our Common Stock that may be issued upon exercise of a Warrant, dated as of March 5, 2021, by and between Airspan Networks Inc. and DISH Network Corporation, a Nevada corporation, (e) up to an aggregate of 545,000 shares of our Common Stock that may be issued upon exercise of the Private Placement Warrants, (f) up to an aggregate of 2,271,026 shares of our Common Stock that may be issued upon exercise of warrants to purchase one share of our Common Stock per warrant, at an exercise price of $12.50 (“Post-Combination $12.50 Warrants”), (g) up to an aggregate of 2,271,026 shares of our Common Stock that may be issued upon exercise of warrants to purchase one share of our Common Stock per warrant, at an exercise price of $15.00 (“Post-Combination $15.00 Warrants”), (h) up to an aggregate of 2,271,026 shares of our Common Stock that may be issued upon exercise of warrants to purchase one share of our Common Stock per warrant, at an exercise price of $17.50 (“Post-Combination $17.50 Warrants”), (i) up to an aggregate of 9,729,163 shares of our Common Stock that may be issued upon conversion of senior secured convertible notes issued on August 13, 2021, (j) up to an aggregate of 545,000 Private Placement Warrants, (k) up to an aggregate of 2,271,026 Post-Combination $12.50 Warrants, (l) up to an aggregate of 2,271,026 Post-Combination $15.00 Warrants and (m) up to an aggregate of 2,271,026 Post-Combination $17.50 Warrants; and (ii) the prospectus dated April 28, 2022 (the “Warrant Prospectus” and together with the Prospectus, the “Prospectuses”), which forms a part of our registration statement on Form S-4, File No. 333-256137, relating to the issuance of up to 9,000,000 shares of our Common Stock, issuable from time to time upon the exercise of 9,000,000 outstanding warrants, consisting of (i) 3,000,000 Post-Combination $12.50 Warrants, (ii) 3,000,000 Post-Combination $15.00 Warrants and (iii) 3,000,000 Post-Combination $17.50 Warrants, in each case, that were issued by us on August 13, 2021 as part of the consummation of a business combination transaction between us (then known as New Beginnings Acquisition Corp.), Artemis Merger Sub Corp. and Airspan Networks Inc.

This Prospectus Supplement is being filed to further update, amend and supplement the information included or incorporated by reference in the Prospectuses with the information contained in our Current Report on Form 8-K, filed with the Securities and Exchange Commission (the “SEC”) on January 10, 2023 (the “Report”). Accordingly, we have attached the Report to this Prospectus Supplement and the Report is incorporated by reference into this Prospectus Supplement.

The attached information further updates, amends and supplements certain information contained in the Prospectuses. To the extent information in this Prospectus Supplement differs from, updates or conflicts with information contained in the Prospectuses, the information in this Prospectus Supplement is the more current information. This Prospectus Supplement is not complete without, and should not be delivered or utilized, except in conjunction with the Prospectuses, including any supplements and amendments thereto. You should read this Prospectus Supplement in conjunction with the Prospectuses, including any supplements and amendments thereto.

Investing in our securities involves risks. See “Risk Factors” beginning on page 7 of the Prospectus and page 6 of the Warrant Prospectus.

We are an “emerging growth company” as defined in Section 2(a) of the Securities Act of 1933, as amended, and are subject to reduced public company reporting requirements. See “Risk Factors.”

Neither the SEC nor any state securities commission has approved or disapproved of these securities or determined if the Prospectuses or this Prospectus Supplement are truthful or complete. Any representation to the contrary is a criminal offense.

The date of this Prospectus Supplement is January 10, 2023.

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 4, 2023

Airspan Networks Holdings Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-39679	85-2642786
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

777 Yamato Road, Suite 310, Boca Raton, FL 33431
(Address of principal executive offices) (Zip Code)

(561) 893-8670
(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a -12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock, par value $0.0001 per share	MIMO	NYSE American
Warrants, exercisable for shares of common stock at an exercise price of $11.50 per share	MIMO WS	NYSE American
Warrants, exercisable for shares of common stock at an exercise price of $12.50 per share	MIMO WSA	NYSE American
Warrants, exercisable for shares of common stock at an exercise price of $15.00 per share	MIMO WSB	NYSE American
Warrants, exercisable for shares of common stock at an exercise price of $17.50 per share	MIMO WSC	NYSE American

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 3.01 Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

On January 4, 2023, NYSE American LLC (the “NYSE American”) provided a written notice to Airspan Networks Holdings Inc. (the “Company” or “Airspan”) that the NYSE American had halted trading in the Company’s warrants, each exercisable for one share of the Company’s common stock, ticker symbol MIMO WSC (the “Warrants”), on the NYSE American due to the low trading price of the Warrants . On January 6, 2023, the NYSE American provided written notice to the Company and publicly announced that NYSE Regulation has determined to commence proceedings to delist the Warrants and that the Warrants are no longer suitable for listing pursuant to Section 1001 of the NYSE American Company Guide due to the low trading price of the Warrants.

To effect the delisting, the NYSE American will apply to the Securities and Exchange Commission (the “SEC”) to delist the Warrants pending completion of applicable procedures. The Company does not intend to appeal the NYSE American’s determination. The Company’s common stock, ticker symbol MIMO, and three other series of warrants, ticker symbols MIMO WS, MIMO WSA, and MIMO WSB, will continue on the NYSE American.

As of January 9, 2023, the Warrants that previously traded on the NYSE American under the symbol MIMO WSC may be quoted and traded in the over-the-counter market under the new ticker symbol MIMOW.

Cautionary Statement Regarding Forward-Looking Statements

This report contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements include, but are not limited to, statements about the delisting of the Warrants from the NYSE American, trading of the Warrants in the over-the-counter market, the continued listing of the Company’s common stock and three other series of warrants on the NYSE American, and other statements identified by words such as “will likely result,” “are expected to,” “will continue,” “is anticipated,” “estimated,” “believe,” “intend,” “plan,” “projection,” “outlook” or words of similar meaning. Any such forward-looking statements are based upon the current beliefs and expectations of Airspan’s management and are inherently subject to significant business, economic and competitive uncertainties and contingencies, many of which are difficult to predict and generally beyond Airspan’s control.

Actual results, performance or achievements may differ materially, and potentially adversely, from any forward-looking statements and the assumptions on which those forward-looking statements are based. There can be no assurance that the forward-looking statements herein will be reflective of future performance. You are cautioned not to place undue reliance on forward-looking statements as a predictor of future performance as forward-looking statements are based on estimates and assumptions that are inherently subject to various significant risks, uncertainties and other factors, many of which are beyond Airspan’s control, which may include, among other things: the possibility that Airspan will be unable to satisfy the continued listing requirements of NYSE American for its other classes of warrants and its common stock and maintain the listings of such securities on the NYSE American; the possibility of rapid change in the highly competitive industry in which Airspan operates; changes in laws and regulations affecting Airspan’s business; the risk that Airspan and its current and future collaborators are unable to successfully develop and commercialize Airspan’s products or services, or experience significant delays in doing so; the risk that Airspan does not achieve or sustain profitability; the risk that Airspan will need to raise additional capital to execute its business plan, which may not be available on acceptable terms or at all; Airspan’s ability to remain in compliance with the financial and other covenants under its debt agreements; Airspan’s ability to continue as a going concern; the risk that Airspan experiences difficulties in managing its growth and expanding operations; the risk that third-party suppliers and manufacturers are not able to fully and timely meet their obligations; the risk of product liability or regulatory lawsuits or proceedings relating to Airspan’s products and services; and the risk that Airspan is unable to secure its intellectual property. For further information identifying important factors that could cause actual results to differ materially from those anticipated in the forward-looking statements, please refer to the Risk Factors section of Airspan’s Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2022, and Airspan’s Annual Report on Form 10-K for the year ended December 31, 2021, filed with the US Securities and Exchange Commission. All information set forth herein speaks only as of the date hereof in the case of information about Airspan or the date of such information in the case of information from persons other than Airspan, and Airspan disclaims any intention or obligation to update any forward-looking statements as a result of developments occurring after the date of this communication. Forecasts and estimates regarding Airspan’s industry and end markets are based on sources it believes to be reliable, however there can be no assurance these forecasts and estimates will prove accurate in whole or in part.

Item 7.01 Regulation FD Disclosure.

On January 10, 2023, the Company issued a press release announcing receipt of the letter from the NYSE American regarding the delisting and suspension of the Company’s warrants.

A copy of the press release is furnished herewith as Exhibit 99.1 and is incorporated by reference herein.

In accordance with General Instruction B.2 of Form 8-K, the information in Item 7.01 of this Current Report on Form 8-K, including Exhibit 99.1, shall not be deemed to be “filed” for purposes of Section 18 of the Exchange Act, or otherwise subject to the liability of that section, and shall not be incorporated by reference into any registration statement or other document filed under the Securities Act or the Exchange Act, except as shall be expressly set forth by specific reference in such filing.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit Number	Description
99.1	Press Release dated January 10, 2023
104	Cover Page Interactive Data File

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: January 10, 2023	Airspan Networks Holdings Inc.

	By:	/s/ David Brant
David Brant
Senior Vice President, Chief Financial Officer, Treasurer and Secretary

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